                                                      REGISTRATION NO. 033-50221

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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                           --------------------------


                         POST-EFFECTIVE AMENDMENT NO. 2
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                             -----------------------


                         THE UNITED ILLUMINATING COMPANY
               (EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)


                                157 CHURCH STREET
                          NEW HAVEN, CONNECTICUT 06506
                                 (203-499-2000)
          (ADDRESS AND TELEPHONE NUMBER OF PRINCIPAL EXECUTIVE OFFICES)


                          -----------------------------


                                                        COPIES TO:
            KURT MOHLMAN                       WILLIAM C. BASKIN, JR., ESQ.
          157 CHURCH STREET                            WIGGIN & DANA
    NEW HAVEN, CONNECTICUT 06506                     ONE CENTURY TOWER
           (203-499-2000)                    NEW HAVEN, CONNECTICUT 06508-1832
(NAME, ADDRESS AND TELEPHONE NUMBER
       OF AGENT FOR SERVICE)


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--------------------------------------------------------------------------------

PROSPECTUS

                         THE UNITED ILLUMINATING COMPANY
                                157 CHURCH STREET
                        NEW HAVEN, CONNECTICUT 06506-0901
                            (TELEPHONE 203-499-2000).

                       AUTOMATIC DIVIDEND REINVESTMENT AND
                           COMMON STOCK PURCHASE PLAN


                                  ------------



      Our Automatic Dividend Reinvestment and Common Stock Purchase Plan (the "Plan") provides you, a common stock shareowner, with a method to purchase shares of our common stock.



      Under the terms of the Plan you may:

      - automatically reinvest all of the cash dividends on your common stock in common stock, or

      - automatically reinvest a portion of the cash dividends on your common stock in common stock and receive the balance in cash, or

      - reinvest part or all of the cash dividends on your common stock in common stock and invest additional funds in common stock by making optional cash payments of not less than $10 per payment, up to a maximum of $4,000 per month.



      We may, in our discretion, use original issue shares and/or shares purchased in the open market to fulfill any of your purchases made pursuant to the Plan. If we elect to fulfill your purchase of common stock using original issue shares, the per share purchase price will be the average New York Stock Exchange closing price of our common stock for five consecutive trading days. The five consecutive trading days will be those days between the eighth and fourth trading days before the first trading day of the month when you purchase your shares. If we elect to fulfill your purchase of common stock using open market shares, the per share purchase price will be the New York Stock Exchange price at the time of our purchase (plus brokerage fees). Please refer to page 11 of this prospectus for recent market prices of our common stock and dividends paid on our common stock.



                                  ------------




      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                                  ------------




                 THE DATE OF THIS PROSPECTUS IS FEBRUARY 1, 1999

LIMITATION ON AUTHORIZATION OF PERSONS AND ACCURACY OF INFORMATION



      - We have not authorized any person to give any information or to make any representation that is not contained in this prospectus.



      - The information contained in this prospectus is accurate only as of the date on the front of this prospectus.


INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


      We incorporate in this prospectus by reference the following documents and information filed by us with the Securities and Exchange Commission in accordance with the Securities Exchange Act of 1934 (the "1934 Act"):

      1. our Annual Report on Form 10-K for the fiscal year ended December 31, 1997, filed pursuant to Section 13 of the 1934 Act;

      2. our Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998, filed pursuant to
            Section 13 of the 1934 Act;

      3. our Current Reports on Form 8-K, dated May 20, 1998, June 30, 1998 and October 1, 1998, filed pursuant to Section 13 of the 1934 Act; and

      4. all other reports and documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the 1934 Act after the date of this prospectus and prior to the termination of the Plan.



AVAILABLE INFORMATION



      You may read and copy our filed documents in the public reference room of the Securities and Exchange Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the Securities and Exchange Commission at 1-800-SEC-0330. Our filed documents can also be read and copied in the regional offices of the Securities and Exchange Commission in New York, at 7 World Trade Center, New York, New York 10048-1102, and in Chicago, at 500 West Madison Street, Chicago, Illinois 60661-2511; and copies can be obtained by mail from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Securities and Exchange Commission also maintains an internet site that contains reports, proxy and information statements, and other information regarding UI. The internet site address is http:/www.sec.gov. Our filed documents can also be inspected and copied at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.



      Upon your written or oral request, we will provide you, at no charge, with a copy of any or all of the documents described above, including the exhibits specifically incorporated by reference in the documents. You may request copies of the documents from Kurt Mohlman, Treasurer and Secretary, The United Illuminating Company, P.O. Box 1564, 157 Church Street, New Haven, Connecticut 06506 (telephone 203-499-2311).



      Any statements contained in subsequent documents incorporated by reference in this prospectus that supersede or modify statements made in prior documents incorporated by reference shall control. Any statements in the prior documents that have been superseded or modified will then no longer be part of this prospectus.

DESCRIPTION OF THE PLAN


      The following, in question and answer form, is a description of the provisions of our Automatic Dividend Reinvestment and Common Stock Purchase Plan (the "Plan").


PURPOSE

1. WHAT IS THE PURPOSE OF THE PLAN?


      The purpose of the Plan is to provide you, as a holder of record of our common stock, no par value, (the "Stock") with a simple and convenient method of investing cash dividends and optional cash payments in acquiring shares of Stock at regular intervals. The shares of Stock that you purchase may be, in our discretion, original issue shares of Stock purchased directly from us and/or shares of Stock purchased on the open market. When you purchase original issue shares of Stock directly from us, we will receive new equity capital funds.



ADVANTAGES TO YOU



2. WHAT ARE THE ADVANTAGES OF THE PLAN TO YOU?



      - For shares of Stock registered in your name: You may (a) have all cash dividends on your Stock automatically reinvested or (b) have a portion of cash dividends on your Stock automatically reinvested and receive the balance in cash or (c) reinvest part or all of your cash dividends and invest additional funds by making optional cash payments of not less than $10 per payment, up to a maximum of $4,000 per month. All dividends on shares held in your account by the Plan will be reinvested in the Plan.



      - Full investment of funds is possible under the Plan because the Plan permits fractional shares, as well as full shares, to be credited to your account. In addition, dividends on full and fractional shares in your account will be automatically reinvested in additional shares and such additional shares will be credited to your account.



      - You may avoid the cumbersome safekeeping of certificates for shares credited to your account under the Plan.



      - Regular quarterly statements of account provide simplified recordkeeping.


ADMINISTRATION


3. WHO ADMINISTERS THE PLAN FOR YOU?



      American Stock Transfer & Trust Company administers the Plan for you, maintains records, sends statements of account and performs other duties relating to the Plan. Shares of Stock that you purchase under the Plan will be registered in American Stock Transfer & Trust Company's nominee name for you. We will designate another agent if American Stock Transfer & Trust Company ceases to act as agent under the Plan.

PARTICIPATION

4. WHO IS ELIGIBLE TO PARTICIPATE?


      All holders of record of shares of Stock are eligible to participate in the Plan. In order to be eligible to participate, beneficial owners of our shares of Stock whose shares are registered in names other than their own (e.g., in the name of a broker or bank nominee) must become shareholders of record by having shares transferred into their names. A beneficial owner wishing to make such a transfer should contact the person, firm or corporation in whose name the shares are registered and request that the appropriate transfer documents be forwarded to American Stock Transfer & Trust Company, 40 Wall Street, New York, New York 10005.


5. HOW DOES AN ELIGIBLE SHAREHOLDER ENROLL?


      If you are a holder of record of Stock, you may join the Plan by signing and returning the Authorization Form in the pre-addressed envelope provided for this purpose. The forms may also be obtained at any time by making a request to American Stock Transfer & Trust Company (see Question 26).


6. WHEN MAY A SHAREHOLDER JOIN THE PLAN?


      As a holder of record of Stock, you may enroll in the Plan at any time. If the Authorization Form is received by American Stock Transfer & Trust Company before the record date (normally three-to-six weeks in advance of the next dividend payment date) for determining the holders of shares of Stock entitled to the next dividend, then that dividend (or the designated portion thereof) will be used to purchase Stock for you. IF AMERICAN STOCK TRANSFER & TRUST COMPANY RECEIVES THE AUTHORIZATION FORM ON OR AFTER THE RECORD DATE FOR DETERMINING THE HOLDERS OF SHARES OF STOCK ENTITLED TO THE NEXT DIVIDEND, THAT DIVIDEND WILL BE PAID IN CASH AND YOUR PARTICIPATION IN THE DIVIDEND REINVESTMENT FEATURE OF THE PLAN WILL COMMENCE WITH THE NEXT DIVIDEND PAYMENT DATE. Dividend payment dates ordinarily are January 1, April 1, July 1 and October 1 for our Stock.


7. WHAT DOES THE AUTHORIZATION FORM PROVIDE?


      The Authorization Form appoints American Stock Transfer & Trust Company as your agent and authorizes American Stock Transfer & Trust Company to reinvest all or a portion of your cash dividends on shares of Stock registered in your own name, as well as on whole and fractional shares credited to your account in the Plan and any optional cash payments made by you. Shares of Stock purchased under the Plan may be original issue shares and/or open market shares, in our discretion.



      IF YOU RETURN A SIGNED AUTHORIZATION FORM TO AMERICAN STOCK TRANSFER & TRUST COMPANY WITHOUT INDICATING THE NUMBER OF SHARES ON WHICH DIVIDENDS ARE TO BE REINVESTED IN THE PLAN, AMERICAN STOCK TRANSFER & TRUST COMPANY WILL REINVEST ALL OF THE DIVIDENDS PAYABLE TO YOU.

COSTS

8. ARE THERE ANY EXPENSES TO YOU IN CONNECTION WITH PURCHASES UNDER THE PLAN?


      You pay a brokerage fee only when shares are purchased on the open market under the Plan. We pay all of the Plan's administration costs. If you withdraw from the Plan and request the sale of your shares, you will pay a brokerage commission and any applicable transfer taxes (see Question 19).


PURCHASES


9. HOW MANY SHARES OF STOCK WILL BE PURCHASED FOR YOU?



      The number of shares purchased with respect to a quarterly dividend payment date or a monthly optional cash payment investment date (each a "Plan Purchase Date") will depend on the amount of your dividends and/or optional cash payments (if any) received by the agent and the purchase price of the Stock (see Question 10). On a dividend payment date, all of the dividends payable on shares and fractional shares already credited to your account under the Plan from previous purchases will be included in dividends used to purchase additional shares of Stock. On each Plan Purchase Date, we will credit your account with that number of shares, including fractional shares computed to three decimal places, equal to the total amount available for the purchase of additional shares divided by the purchase price. (See Question 26 for provisions applicable to foreign shareholders subject to income tax withholding).


10. WHAT WILL BE THE PRICE OF SHARES OF STOCK PURCHASED UNDER THE PLAN?


      For open market purchases, on each Plan Purchase Date American Stock Transfer & Trust Company will purchase, with reinvested dividends and/or optional cash payments, shares of Stock for all Plan participants' accounts. The price of shares purchased on the open market will be the weighted average price of the shares purchased, computed to three decimal places, plus brokerage fees.



      The price of any original issue shares purchased from us, with reinvested dividends and/or optional cash payments, will be the average, computed to three decimal places, of the closing prices for our Stock, as reported on the composite tape for New York Stock Exchange listed securities, for five consecutive trading days. The five consecutive trading days shall start with the eighth trading day prior to the first trading day of the month in which the Plan Purchase Date falls and end with the fourth trading day prior to the first trading day of such month.



      In the event that American Stock Transfer & Trust Company makes both open market purchases and original issue purchases from us for a single Plan Purchase Date, such combination of shares will be allocated to your individual account on a weighted average basis, or otherwise in our discretion.

OPTIONAL CASH PAYMENTS

11. HOW ARE OPTIONAL CASH PAYMENTS MADE?


      You may make cash payments at any time. When forwarding cash payments you may use the lower portion of the statement of account sent to you by American Stock Transfer & Trust Company (see Question 14). You do not need to send the same amount of money each time and there is no obligation to make any optional cash payments.



      Optional cash payments by you must be at least $10 per payment and cannot exceed a maximum of $4,000 per month. American Stock Transfer & Trust Company will acknowledge all cash payments by issuing a receipt to you.



      You should make all optional cash payments by check or money order payable in U.S. Dollars. American Stock Transfer & Trust Company will not accept third-party checks.


12. HOW DO OPTIONAL CASH PAYMENTS WORK?


      American Stock Transfer & Trust Company will make purchases of Stock with optional cash payments on a monthly basis, at the commencement of each month. If American Stock Transfer & Trust Company receives any optional cash payment before the close of business on the third-from-the-last business day of a month (the "Cash Deadline" for that month), American Stock Transfer & Trust Company will reinvest that payment in additional Stock at the commencement of the following month. When the first day of a month is also a dividend payment date, any optional cash payment received before the Cash Deadline for the previous month will be added to your dividends being reinvested on that quarterly dividend payment date.


13. WHAT WILL BE DONE WITH OPTIONAL CASH PAYMENTS RECEIVED TOO LATE FOR INVESTMENT?


      If American Stock Transfer & Trust Company receives an optional cash payment after the Cash Deadline for the month, it will hold the payment and invest it with any optional cash payments received during the following month. AMERICAN STOCK TRANSFER & TRUST COMPANY WILL NOT PAY INTEREST ON OPTIONAL CASH PAYMENTS HELD BY AMERICAN STOCK TRANSFER & TRUST COMPANY PENDING THEIR INVESTMENT IN STOCK.



REPORTS



14. WHAT KIND OF REPORTS WILL BE SENT TO YOU?



      As a participant in the Plan, you will receive a quarterly statement of account. You will also receive a statement of account showing all transactions affecting your account in each year; and you will receive that statement (which may be the last of the quarterly statements referred to above) on or before January 31 of the following year. THESE STATEMENTS ARE YOUR CONTINUING RECORD OF THE COST OF YOUR STOCK PURCHASES AND YOU SHOULD RETAIN THEM FOR INCOME TAX PURPOSES FOR AS LONG AS THE SHARES REPRESENTED THEREBY ARE OWNED BY YOU (SEE QUESTION 23). AMERICAN STOCK TRANSFER & TRUST COMPANY WILL NOT RETAIN SUCH RECORDS INDEFINITELY.



      In addition, you will receive copies of the same communications sent to every other holder of our Stock, including the annual report, notice of annual meeting of the shareholders and proxy statement, and income tax information for reporting dividends paid.

DIVIDENDS


15. WILL YOU BE CREDITED WITH DIVIDENDS ON FULL AND FRACTIONAL SHARES HELD IN YOUR ACCOUNT IN THE PLAN?



      Yes. Dividends with respect to fractional shares, as well as full shares, held in your account in the Plan will be computed to the nearest cent and credited to your account; and all of such dividends will be reinvested in additional shares.


CERTIFICATES FOR SHARES


16. WILL WE ISSUE CERTIFICATES FOR SHARES OF STOCK PURCHASED?



      Normally, we will not issue certificates for shares of Stock purchased under the Plan. The number of shares in an account under the Plan will be shown on your quarterly statement of account. This service protects against loss, theft or destruction of Stock certificates.



      You may request certificates for any number of whole shares in your account under the Plan, by sending in the stub attached to the bottom of the statement of account. These shares will remain eligible for dividend reinvestment pursuant to your instructions. The request and instructions should be mailed to American Stock Transfer & Trust Company at the address listed under Question 26. American Stock Transfer & Trust Company will continue to credit your account with dividends on any whole and/or fractional shares remaining in your account under the Plan.



      You may not pledge any shares credited to your account under the Plan. If you wish to pledge shares, you must request that American Stock Transfer & Trust Company issue certificates for such shares in accordance with the preceding paragraph and further request that such shares be withdrawn from the Plan.


      CERTIFICATES FOR FRACTIONAL SHARES WILL NOT BE ISSUED UNDER ANY CIRCUMSTANCES.

17. IN WHOSE NAME WILL CERTIFICATES BE REGISTERED WHEN ISSUED?


      American Stock Transfer & Trust Company maintains accounts under the Plan in the names in which your certificates were registered at the time you entered the Plan.


WITHDRAWAL


18. WHEN MAY YOU WITHDRAW FROM THE PLAN?



      You may withdraw from the Plan at any time by filling out the stub attached to the bottom of the statement of account and sending it to American Stock Transfer & Trust Company at the address given in Question 26.



      If American Stock Transfer & Trust Company receives your request to withdraw prior to a Stock's dividend record date, the amount of the dividend and any optional cash payments that American Stock Transfer & Trust Company would otherwise have invested on such payment date will be paid to you.

      If American Stock Transfer & Trust Company receives your request to withdraw on or after a Stock's dividend record date, American Stock Transfer & Trust Company will invest the dividend (or designated portion thereof) paid on such dividend payment date, and any optional cash payments received by American Stock Transfer & Trust Company prior to the Cash Deadline for such payment date (see Question 12), in additional Stock for your account. American Stock Transfer & Trust Company will then process your request to withdraw as promptly as possible following such dividend payment date.



      If American Stock Transfer & Trust Company receives any optional cash payment prior to your request to withdraw, American Stock Transfer & Trust Company will invest such payment in additional Stock on the next monthly date for purchase of shares of Stock, unless you request a return of the optional cash payment prior to the Cash Deadline for the month (see Question 12). Your withdrawal with respect to any additional Stock so purchased will be processed as promptly as practicable following the monthly purchase date.


      Dividend payment dates ordinarily are January 1, April 1, July 1 and October 1.


19. HOW DO YOU WITHDRAW FROM THE PLAN?



      In order to withdraw from the Plan, you must fill out the stub attached to the bottom of the statement of account and send it to American Stock Transfer & Trust Company, at the address given in Question 26, notifying it that you wish to withdraw from the Plan and giving your account number. When you withdraw from the Plan, or upon our termination of the Plan, certificates for whole shares credited to your account under the Plan will be issued and a cash payment will be made for any fractional share (see Question 20). Upon withdrawal from the Plan, you may, if desired, also request that all of the shares, both whole and fractional, credited to your account in the Plan, be sold. If such a sale is requested, a cash payment will be made for any fractional share (see Question
20) and the whole shares credited to your account under the Plan will be sold for your account by American Stock Transfer & Trust Company on a national securities exchange. You will receive the proceeds of the sale, less any brokerage commission and transfer tax.



20. WHAT HAPPENS TO A FRACTIONAL SHARE WHEN YOU WITHDRAW FROM THE PLAN OR THE PLAN IS TERMINATED?



      When you withdraw from the Plan, a cash payment representing the proceeds from the sale of any fractional share will be mailed directly to you from American Stock Transfer & Trust Company American Stock Transfer & Trust Company will also make fractional share cash payments upon termination of the Plan.


OTHER INFORMATION


21. WHAT HAPPENS IF WE ISSUE A STOCK DIVIDEND, DECLARE A STOCK SPLIT OR HAVE A RIGHTS OFFERING?



      Any Stock dividends or split shares distributed by us on shares of Stock in your account under the Plan will be added to your account. We will mail directly to you, in the same manner as to shareholders who are not participating in the Plan, Stock dividends or split shares distributed on shares of Stock registered in your name.



      Your entitlement in a rights offering will be based upon your total Stock holdings-just as your dividend is computed each quarter. Rights certificates will be issued for the number of whole shares only, however, any rights based on a fraction of a share held in your account will be sold for your account and the net proceeds will be invested in the same manner as an optional cash payment (see Question 12).

22. HOW WILL YOUR SHARES BE VOTED AT MEETINGS OF SHAREHOLDERS?



      As a participant in the Plan, you will be entitled to vote the number of shares in your account under the Plan on any matter submitted to a meeting of holders of Stock, either by having the number of such shares added to proxies covering shares registered in your name or by having American Stock Transfer & Trust Company send proxies to you covering the shares in your account.



23. WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF YOUR PARTICIPATION IN THE PLAN?



      You will be treated for Federal income tax purposes as having received, on the dividend payment date, a dividend equal to the full amount of the cash dividend payable on such date with respect to your shares, even though that amount is not actually received by you in cash but, instead, is applied to the purchase of shares of Stock for your account. The dividends (except to the extent they represent a return of capital for Federal income tax purposes) will be taxable income to you.



      You will not realize any taxable income upon receiving certificates for whole shares credited to your account under the Plan, either upon a request for certificates for certain of those shares or upon withdrawal from or termination of the Plan. However, a gain or loss may be realized by you when whole shares are sold, either pursuant to your request when you withdraw from the Plan or upon sale by you after withdrawal from the Plan. In addition, if you receive, upon withdrawal from or termination of the Plan, a cash payment for a fraction of a share credited to your account, you may realize a gain or loss with respect to such fraction. The amount of any such gain or loss would be the difference between the amount that you receive for the whole shares or fraction of a share and the tax basis therefor. The tax basis of whole or fractional shares is generally equal to the purchase price of the shares. The tax basis of shares purchased with qualified reinvested dividends paid before January 1, 1986 that you elected to exclude from taxable income under former preferential tax rules is zero (see the following paragraph). When such shares are sold, therefore, the entire sales price of the shares (less selling costs) will be taxed as a gain. The quarterly statements of account that American Stock Transfer & Trust Company furnishes to you contain details of each transaction under the Plan and you should permanently retain the last such statement received in each calendar year for income tax purposes (see Question 14).


      The former provision of the Internal Revenue Code permitting certain individual shareholders to elect to exclude from their taxable income the value (up to $750 per year, or $1,500 in the case of a joint return) of whole shares of common stock received from "qualified public utilities" and "qualified reinvestment dividends" expired on December 31, 1985. This special exclusion from taxable income has not been available for dividends paid after December 31, 1985.


      Under current law, there is no general requirement that we withhold any taxes on dividends reinvested pursuant to the Plan. However, withholding may be required if you become subject to backup withholding as a result of your failure to provide the identification number and certification necessary to avoid backup withholding, or as the result of a determination by the Internal Revenue Service that there has been underreporting of interest or dividends received.



24. WHAT IS THE RESPONSIBILITY OF UI AND AMERICAN STOCK TRANSFER & TRUST COMPANY UNDER THE PLAN?



      We and American Stock Transfer & Trust Company, in administering the Plan, will not be liable for any act done in good faith or for any good faith omission to act including, without limitation, any claim or liability arising out of failure to terminate your account upon your death prior to receipt of notice in writing of such death, or with respect to the prices at which shares are purchased for your account and the times when such purchases are made, or with respect to any fluctuation in the market value before or after purchase or sale of shares.

      SINCE THE PLAN CONTEMPLATES THE AUTOMATIC REINVESTMENT OF DIVIDENDS AT QUARTERLY INTERVALS AND THE INVESTMENT OF OPTIONAL CASH PAYMENTS AT MONTHLY INTERVALS, YOU SHOULD RECOGNIZE THAT WE CANNOT ASSURE YOU OF A PROFIT OR PROTECT YOU AGAINST A LOSS ON THE SHARES OF STOCK PURCHASED BY YOU UNDER THE PLAN.


25. WHAT PROVISION IS MADE FOR FOREIGN SHAREHOLDERS WHOSE DIVIDENDS ARE SUBJECT TO INCOME TAX WITHHOLDING?


      In the case of those foreign holders of Stock whose dividends are subject to United States income tax withholding, American Stock Transfer & Trust Company will reinvest in Stock an amount equal to the dividends less the amount of tax required to be withheld. The statements confirming purchases made for such foreign participants will indicate the amount of tax withheld.


26. WHERE SHOULD CORRESPONDENCE REGARDING THE PLAN BE DIRECTED?


      All Authorization Forms, optional cash payments, notices of withdrawal and other communications with American Stock Transfer & Trust Company should be sent to:

                  American Stock Transfer & Trust Company, Administrator 40 Wall Street
                  New York, New York 10005
                  Telephone: (800) 278-4353



      If you are a participant in the Plan, your correspondence should also include your name and account number as shown on the statement of account sent to you by American Stock Transfer & Trust Company.

                 DIVIDENDS AND PRICE RANGE OF COMMON STOCK


      We have paid quarterly cash dividends on our Stock since 1900. The dividends declared on the Stock since 1996 are shown in the table below. Future dividends will depend upon our earnings, capital requirements, financial condition and other factors; and the Board of Directors' ability to declare future dividend increases will depend upon our financial condition and prospects.



      Our Stock is traded on the New York Stock Exchange. The high and low sale prices on the New York Stock Exchange composite tape, as reported by THE WALL STREET JOURNAL, and the dividends declared by us, have been as follows:




                              HIGH              LOW               DIVIDENDS
                              SALE PRICE        SALE PRICE        DECLARED
                              ----------        ----------        --------
1996
      First Quarter           $39 3/4           $36 1/4            $0.705
      Second Quarter           38                33 3/4             0.72
      Third Quarter            37 1/2            33 7/8             0.72
      Fourth Quarter           35                31 3/8             0.72

1997
      First Quarter            32 5/8            24 1/2             0.72
      Second Quarter           30 7/8            24 1/2             0.72
      Third Quarter            37                31 1/2             0.72
      Fourth Quarter           45 15/16          37                 0.72

1998
      First Quarter            48 9/16           42 5/8             0.72
      Second Quarter           51 15/16          46 15/16           0.72
      Third Quarter            53 9/16           49                 0.72
      Fourth Quarter           53 3/4            48 1/16            0.72





      The average of the high and low sale prices reported on the NYSE composite tape for December 31, 1998 was $51.22. The book value of our Stock at December 31, 1998 was $31.74 per share on a consolidated basis.


USE OF PROCEEDS


      We will not realize any proceeds when Stock shares are purchased for the Plan on the open market. We have not determined the number of original issue Stock shares that will be purchased directly from us under the Plan, and the amount of the proceeds that will be realized by us from the issuance of any such shares cannot be estimated. However, any proceeds to us from the issuance and sale of original issue shares are expected to be used for our general corporate purposes.

DESCRIPTION OF COMMON STOCK


      a)    DIVIDEND RIGHTS



            Holders of our Common Stock have no fixed dividend rights. Dividends are declared by our Board of Directors, and are dependent upon our earnings, capital requirements, financial condition and other factors.



            The provisions of our Preferred Stock state that full cumulative dividends thereon, to the last preceding dividend date, must be paid or set apart before any dividends are paid or set apart for our Common Stock.



            In connection with the issuance of our medium-term notes, we have agreed to limitations on the payment of cash dividends on our Common Stock and on amounts that can be expended to purchase or to redeem shares of our Common Stock. Under the most restrictive of these limitations, retained earnings in the amount of $105.7 million were free from such limitations at December 31, 1998.



      b)    VOTING RIGHTS



            Holders of our Common Stock are entitled to one vote per share and, except as holders of the Preferred Stock may be entitled as matter of law or under the provisions of such Stock to voting rights, holders of our Common Stock have the exclusive right to receive notices of shareholders' meetings and to vote. The Preferred Stock provides that whenever dividends on any share of such Stock are in arrears in an amount equal to or exceeding six quarterly dividend payments, or whenever some other event of default has occurred, the holders of such Stock shall be given notice of all shareholders' meetings and shall have the right to elect the smallest number of directors necessary to constitute a majority of our Board of Directors until such time as the default has been cured.



      c)    LIQUIDATION RIGHTS



            On our liquidation, holders of our Common Stock are entitled to share pro rata our net assets remaining after the payment of all amounts due to creditors and to holders of the Preferred Stock then outstanding. Holders of outstanding shares of any series of the Preferred Stock will be entitled to receive upon our liquidation, dissolution or winding up, if voluntary, the then current redemption price thereof and, if involuntary, the par value per share, plus in each case all dividends accrued and unpaid to the date of payment, before any payment may be made on our Common Stock.



      d)    PRE-EMPTIVE RIGHTS



            Holders of our Common Stock have no pre-emptive rights to subscribe to, purchase or to receive any issue of our capital Stock of any class or any other securities issued by us, whether or not convertible into capital Stock of any class.



      e)    MISCELLANEOUS



            Holders of our Common Stock have no conversion rights, nor are there any redemption or sinking fund provisions applicable to our Common Stock. Holders of our Common Stock are not liable to further calls or assessment by us.

      f)    TRANSFER AGENT AND REGISTRAR



            The American Stock Transfer & Trust Company, 40 Wall Street, New York, New York 10005, is Transfer Agent and Registrar of our Common Stock.



      g)    LISTING



            Our Common Stock is listed on the New York Stock Exchange.





LEGAL OPINIONS AND INDEPENDENT ACCOUNTANTS


      The legality of the Common Stock offered by this prospectus has been passed upon for us by Messrs. Wiggin & Dana, One Century Tower, New Haven, Connecticut 06508-1832.


      The statements made in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 (which document is incorporated in this prospectus by reference) as to matters of law and legal conclusions under "General," Franchises, Regulations and Competition," "Rates," "Financing," "Arrangements with Other Utilities," "Environmental Regulation" and "Nuclear Generation" have been reviewed by Wiggin & Dana and are made on their authority as experts.



      The consolidated financial statements of The United Illuminating Company as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997 incorporated in this prospectus by reference to the Annual Report on Form 10-K of The United Illuminating Company for the year ended December 31, 1997 have been audited by PricewaterhouseCoopers LLP, independent accountants, as stated in their report appearing therein.


INDEMNIFICATION FOR SECURITIES ACT LIABILITIES


      A Connecticut statute permits us to indemnify any person who is made a defendant in any lawsuit or legal proceedings against us by reason of the fact that he or she is or was a director, officer, employee or agent of ours, provided that the board of directors, legal counsel, the shareholders or a court determines that the person acted in good faith and in a manner he or she reasonably believed, in the case of official conduct, to be in our best interests and, in all other cases, that was at least not opposed to our best interests and, in any criminal proceeding, that the person had no reasonable cause to believe that his or her conduct was unlawful. A Connecticut statute further mandates that we indemnify the person provided that the person was wholly successful in his or her defense. If the lawsuit or proceeding is based on the person's having purchased or sold our securities, our indemnification obligation is conditioned on a court's determining that, in view of all the circumstances, the person is fairly and reasonably entitled to be indemnified. The indemnification obligation covers judgments, fines, penalties, settlements and reasonable expenses incurred by the person in connection with the lawsuit or proceeding. The statute also requires indemnification when the lawsuit or proceeding is by us, instead of against us; but indemnification in this case covers only reasonable expenses incurred and is conditioned on (1) the person's being adjudged not to have breached his or her duty to us, or (2) a court's determining that, in view of all the circumstances, the person is fairly and reasonably entitled to be indemnified. We are permitted to procure insurance affording greater indemnification to our directors, officers, employees, agents and/or shareholders.

      We have a liability insurance policy that indemnifies our directors and officers for any and all sums that they shall be legally obligated to pay and shall pay or by final judgment be adjudged to pay as damages, judgments, settlements and costs, charges and expenses arising from any claim or claims that may be made, and for which we have not provided reimbursement, by reason of such director or officer's being or having been a director or officer of ours or of another corporation for which he or she is serving or has served at our request as a director or officer.



      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the Connecticut statute and the insurance policy described above, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in said Act and is, therefore, unenforceable.

                                Table of Contents



   Limitation on Authorization of Persons and Accuracy of Information.......2

   Incorporation of Certain Documents by Reference..........................2

   Available Information....................................................2

   Description of the Plan..................................................3

      Purpose...............................................................3

      Advantages to You.....................................................3

      Administration........................................................3

      Participation.........................................................4

      Costs.................................................................5

      Purchases.............................................................5

      Optional Cash Payments................................................6

      Reports...............................................................6

      Dividends.............................................................7

      Certificates for Shares...............................................7

      Withdrawal............................................................7

      Other Information.....................................................8

   Dividends and Price Range of Common Stock...............................11

   Use of Proceeds.........................................................11

   Description of Common Stock.............................................12

      Dividend Rights......................................................12

      Voting Rights........................................................12

      Liquidation Rights...................................................12

      Pre-emptive Rights...................................................12

      Miscellaneous........................................................12

      Transfer Agent and Registrar.........................................13

      Listing..............................................................13

   Legal Opinions and Independent Accountants..............................13

   Indemnification for Securities Act Liabilities..........................13


              PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.


      Pursuant to Rule 411(b)(3) of the Securities and Exchange Commission, the information contained under "Indemnification for Securities Act Liabilities" in the Prospectus included in this Post-Effective Amendment No. 2 is hereby incorporated by reference in response to this item.


ITEM 16.  LIST OF EXHIBITS.



            TABLE       EXHIBIT
            ITEM NO.    NO.               DESCRIPTION
            -------    --------           -----------
            (23)        5.3               CONSENT OF MESSRS. WIGGIN & DANA
            (23)                          CONSENT OF PRICEWATERHOUSECOOPERS LLP
                                          (SEE PAGE II-2 OF THIS REGISTRATION
                                          STATEMENT)



ITEM 17.  UNDERTAKINGS

      A.    The undersigned registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

            (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of The United Illuminating Company's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                       CONSENT OF INDEPENDENT ACCOUNTANTS


      We consent to the incorporation by reference in the Post-Effective Amendment No. 2 to the Registration Statement of The United Illuminating Company on Form S-3 (File No. 033-50221) of our reports dated January 29, 1996 and January 26, 1998 appearing on pages 79, 80 and 81 of The United Illuminating Company's Annual Report on Form 10-K for the year ended December 31, 1997. We also consent to the reference to our Firm under caption "Legal Opinions and Independent Accountants" in such Post-Effective Amendment.




                                    PRICEWATERHOUSECOOPERS LLP

NEW YORK, NEW YORK
FEBRUARY 1, 1999

                                   SIGNATURES

THE REGISTRANT

      PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE UNITED ILLUMINATING COMPANY CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS AMENDMENT TO ITS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF NEW HAVEN, STATE OF CONNECTICUT, ON THE 1ST DAY OF FEBRUARY, 1999.


                                 THE UNITED ILLUMINATING COMPANY


                                 By /S/ ROBERT L. FISCUS
                                    --------------------------------------------
                                        ROBERT L. FISCUS
                                       (VICE CHAIRMAN OF THE BOARD OF DIRECTORS
                                             AND CHIEF FINANCIAL OFFICER)

      PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT TO THE REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.


         SIGNATURE                  TITLE                         DATE
/S/ NATHANIEL D. WOODSON        Director, Chairman of the         February 1, 1999
------------------------------  Board of Directors, President
    NATHANIEL D. WOODSON        Chief Executive Officer
(PRINCIPAL EXECUTIVE OFFICER)


/S/ ROBERT L. FISCUS            Director, Vice Chairman of the    February 1, 1999
------------------------------  Board of Directors and Chief
    ROBERT L. FISCUS            Financial Officer
(PRINCIPAL FINANCIAL OFFICER)


/S/ JAMES L. BENJAMIN           Controller                        February 1, 1999
------------------------------
      JAMES L. BENJAMIN
(PRINCIPAL ACCOUNTING OFFICER)


JOHN F. CROWEAK               Director      )
                                            )
F. PATRICK MCFADDEN, JR.      Director      )--      By /S/   ROBERT L. FISCUS
                                                       -------------------------
                                            )              (ROBERT L. FISCUS)
BETSY HENLEY-COHN             Director      )              (ATTORNEY-IN-FACT)
                                            )              February 1, 1999
FRANK R. O'KEEFE, JR.         Director      )
                                            )
JAMES A. THOMAS               Director      )